Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE NINE AND THREE MONTHS ENDED FEBRUARY 29, 2024

GREYSTONE LOGISTICS, INC.

Tulsa, OK—04/17/2024—Greystone Logistics, Inc. (OTCQB:GLGI) Tulsa-based Greystone Logistics, Inc. reports results of operations for the nine months and the three months ended February 29, 2024.

Greystone reported earnings per share of common stock for the nine months ended February 29, 2024 of $0.09 compared to $0.16 for the prior period. Net income was $3,006,974 for the nine months ended February 29, 2024 compared to $4,881,990 for the nine months ended February 28, 2023 which included other income of approximately $3.2 million from realization of federal tax credits and a gain from deconsolidation of a variable interest entity. EBITDA for the nine months ended February 29, 2024, was $9,660,949 compared to $10,109,572 for the nine months ended February 28, 2023.

Earnings per share of common stock for the three months ended February 29, 2024 were $0.01 per compared to $0.13 per share. Net income for the three months ended February 29, 2024 and 2023 was $297,929 and $3,695,496, respectively.

Sales for the nine months ended February 29, 2024, were $46,990,716 compared to sales of $44,633,542 in the prior period. Gross profit margins were 19.2% and 13.5% for the nine months ended February 29, 2024 and 2023, respectively.

Sales for the three months ended February 29, 2024, were $13,980,009 compared to sales of $13,578,269 in the prior period.

“Credit goes to our employees for the continued progress in the current fiscal year,” stated CEO Warren Kruger. “Our sales team is working diligently filling our pipeline with business from existing and new customers. Unexpected delays in delivery of new molds have created a delay in fulfilling purchase orders for customers. Delivery of the new molds is expected to occur in the latter part of the year thus realizing the utilization of the two new large tonnage injection molding machines and the robotic extrusion line to manufacture hollow extrusion pallets. Greystone is well positioned for our continued growth cycle, including our products for selected markets - grocery, can, nut, cement, tech and beverage industries.”

Greystone Logistics is a "Green" manufacturing company that reprocesses recycled plastic and designs, manufactures and sells high-quality 100% recycled plastic pallets that provide logistical solutions for a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company's technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many other processes. The recycled plastic for Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes, or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics' Form 10-K for the fiscal year ended May 31, 2023.

Conference Call - Wednesday, April 17, 2024, at 2:00 PM ET, hosted by Warren Kruger , President and CEO. Conference ID is Greystone. Dial-in information is Toll-Free Number, 800-579-2543, or Direct or International Number, 785-424-1789. A Q&A session will be available.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Nine Months Ended February 29, 2024 and 2023

	2024	2023
Net Income	$3,006,974	$4,881,990
Income Taxes	1,375,000	452,000
Depreciation and Amortization	4,296,383	3,954,444
Interest Expense	982,592	821,138
EBITDA (A)	$9,660,949	$10,109,572

(A)

EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Brendan Hopkins

Investor Relations

Email: investorrelations@greystonelogistics.com

Phone: (407) 645-5295

https://www.greystonepallets.com